Spectrum Control Reports Fourth Quarter and Annual Profit

Customer orders up 14% and EPS up 11% from preceding quarter;
Record customer order backlog entering fiscal 2009

Fairview, PA – January 7, 2009 – Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the fourth quarter and fiscal year ended November 30, 2008.

For the fourth quarter of fiscal 2008, the Company reported net income of $2.5 million or 20 cents per diluted share on sales of $33.8 million, compared to net income of $3.2 million or 23 cents per diluted share on sales of $34.7 million for the same period last year.

For the fiscal year 2008, the Company had net income of $8.9 million or 67 cents per diluted share on sales of $130.7 million. In fiscal year 2007, the Company had net income of $11.1 million or 81 cents per diluted share on sales of $136.5 million.

Dick Southworth, the Company’s President and Chief Executive Officer, commented, “We are very pleased to report fourth quarter results that are consistent with our previous guidance. In addition, for the third consecutive quarter, we generated sequential improvement in revenues, gross margin, net income, and earnings per share. Customer orders received in the current quarter totaled $35.4 million, up $4.4 million or 14% from the immediately preceding quarter. Despite ongoing challenges presented by worldwide economic conditions, we expect to build upon our recent performance throughout fiscal 2009 and continue to generate revenue growth and increased earnings.”

Fourth Quarter Highlights

Key Acquisition

On September 26, 2008, we acquired substantially all of the assets and assumed certain liabilities of SatCon Electronics, Inc. (“SatCon Electronics”). SatCon Electronics, based in Marlborough, Massachusetts, designs and manufactures high performance microelectronic components. SatCon’s capabilities and technologies include high frequency millimeterwave products, which are a natural complement and extension to our existing microwave business. The aggregate cash purchase price for SatCon Electronics was $5.6 million, which was primarily funded by borrowings under our domestic line of credit. During the current period, SatCon Electronics was successfully integrated into our Microwave Components and Systems Business with product sales of $2.3 million generated and included in our fourth quarter consolidated sales.

Improved Gross Margin

In the current quarter our gross margin was $9.2 million or 27.3% of sales, compared to $8.6 million or 25.9% of sales in the preceding quarter and $8.1 million or 24.8% of sales in the second quarter of this year. This increase in gross margin reflects improved production yields across virtually all of our businesses. In addition, we have made a strategic decision to maintain our production capacity and infrastructure to enable us to quickly and efficiently respond to our customers. Accordingly, as sales volumes have grown in the current year, we have not needed to add any significant production capacity, allowing us to leverage our fixed manufacturing overhead and enhance our operating margins.

Strong Cash Flow

Net cash provided by operating activities in the current quarter amounted to $2.3 million. With this positive cash flow and our existing cash reserves, we fully funded $1.2 million of capital expenditures for new equipment and repurchased on the open market 245,084 shares of our Common Stock at an aggregate cost of $1.7 million. During the fiscal year ended November 30, 2008, we repurchased a total of 1,001,479 shares of our Common Stock at an aggregate cost of $8.2 million. Under our Board of Directors current authorization, we may expend an additional $4.2 million under our stock buyback program. The amount and timing of future share repurchases, if any, will be based on our ongoing assessment of the Company’s capital structure, liquidity, and the market price of our Common Stock. We believe our ongoing stock buyback program is a positive reflection of our future business outlook and strong financial position.

Current Business Outlook

Mr. Southworth added, “Based on our current assessment of business conditions and customer demand, we presently anticipate our 2009 first quarter sales to be $33.0 to $34.5 million. Based on this shipment level, we expect our 2009 first quarter earnings to be 18 to 20 cents per diluted share. If this operating performance is achieved, it would represent an increase of 6% to 11% in sales and 35% to 54% in earnings per diluted share from the comparable period of a year ago.

Beyond the first quarter, which is historically our lowest quarter for revenues and earnings, we remain optimistic. Total customer orders received in fiscal year 2008 were $140.6 million, generating a book-to-bill of 1.08 to 1.00. This positive book-to-bill, along with the sales order backlog assumed as part of our acquisition of SatCon Electronics, has generated a record sales order backlog for our Company. As we begin fiscal 2009, our total sales order backlog is over $69 million, up $22 million or 45% from the same period a year ago. With this record backlog and our positive operating momentum, we believe fiscal year 2009 will be a year of revenue growth and enhanced profitability for our Company.”

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its fourth quarter and fiscal year 2008 results on Wednesday, January 7, 2009, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through January 8, 2009, at 877-660-6853, access account 286, conference 306210, or for 30 days over the Internet at the Company’s website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company’s website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
( Unaudited )

( Dollar Amounts in Thousands )

	November 30,	November 30,
	2008	2007

Assets

Current assets
Cash and cash equivalents	$5,397	$5,183
Accounts receivable, net	24,043	25,461
Inventories	30,638	25,458
Deferred income taxes	1,684	1,332
Prepaid expenses and other current assets	2,307	911

Total current assets	64,069	58,345

Property, plant and equipment, net	27,250	26,177

Noncurrent assets
Goodwill	36,811	35,669
Other	6,654	6,728

Total assets	$134,784	$126,919

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$10,000	$2,000
Accounts payable	6,541	6,764
Income taxes payable	36	1,391
Accrued liabilities	4,415	4,813
Current portion of long-term debt	487	100

Total current liabilities	21,479	15,068

Long-term debt	545	1,031
Other liabilities	978	1,370
Deferred income taxes	8,491	7,582

Stockholders' equity	103,291	101,868

Total liabilities and stockholders' equity	$134,784	$126,919

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
( Unaudited )

( Amounts in Thousands, Except Per Share Data )

	For the Quarter Ended		For the Year Ended
	November 30,		November 30,
	2008	2007	2008	2007

Net sales	$33,842	$34,676	$130,694	$136,539

Cost of products sold	24,603	25,346	97,932	100,176

Gross margin	9,239	9,330	32,762	36,363

Selling, general and
administrative expense	5,603	4,292	19,418	18,499

Income from operations	3,636	5,038	13,344	17,864

Other income ( expense )
Interest expense	(125)	(108)	(369)	(561)
Other income and expense, net	233	11	505	255
	108	(97)	136	(306)

Income before provision
for income taxes	3,744	4,941	13,480	17,558

Provision for income taxes	1,212	1,750	4,629	6,417

Net income	$2,532	$3,191	$8,851	$11,141

Earnings per common share :
Basic	$0.20	$0.24	$0.68	$0.83
Diluted	$0.20	$0.23	$0.67	$0.81

Average number of common
shares outstanding :
Basic	12,699	13,430	13,069	13,359
Diluted	12,699	13,894	13,189	13,798

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
( Unaudited )

	For the Quarter Ended		For the Year Ended
	November 30,		November 30,
	2008	2007	2008	2007
Selected Financial Data,
as a Percentage of Net Sales :

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	72.7	73.1	74.9	73.4
Gross margin	27.3	26.9	25.1	26.6
Selling, general and
administrative expense	16.6	12.4	14.9	13.5
Income from operations	10.7	14.5	10.2	13.1
Other income ( expense )
Interest expense	(0.3)	(0.3)	(0.3)	(0.4)
Other income and expense, net	0.7	-	0.4	0.2
Income before provision for
income taxes	11.1	14.2	10.3	12.9
Provision for income taxes	3.6	5.0	3.5	4.7
Net income	7.5%	9.2%	6.8%	8.2%

Selected Operating Segment Data :
( Dollar Amounts in Thousands )

Signal and power integrity components :
Customer orders received	$11,607	$13,500	$55,908	$57,645
Net sales	12,020	15,121	52,060	60,713

Microwave components and systems :
Customer orders received	14,003	12,729	47,485	53,130
Net sales	13,712	12,294	45,942	47,748

Power management systems :
Customer orders received	2,722	2,274	10,534	8,044
Net sales	2,148	2,317	9,879	7,586

Sensors and controls :
Customer orders received	7,100	4,550	26,643	20,745
Net sales	5,962	4,944	22,813	20,492